UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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DISCOVERY LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622
(215) 488-9300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on September 13, 2012

To the Stockholders of Discovery Laboratories, Inc.:

The Annual Meeting of Stockholders of Discovery Laboratories, Inc., a Delaware corporation (the “Company”), will be held on September 13, 2012, at 5:00 p.m. Eastern Daylight Time at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, NJ 08530 for the following purposes:

I.
To elect five members to our Board of Directors (“Board”) to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal (Proposal 1);

II.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012 (Proposal 2);
III.
To amend our 2011 Long-Term Incentive Plan (“2011 Plan”) to increase the number of shares of Common Stock available for issuance under the 2011 Plan by 2.5 million shares from 3.7 million shares to 6.2 million shares (Proposal 3); and

IV.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on July 16, 2012 (“Record Date”) are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.  A complete list of those stockholders will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company’s principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622 for a period of 10 days prior to the meeting.

Your vote is very important.  Please be sure to vote – by telephone, via the Internet, by mailing your properly executed proxy card or voting instruction, or in person at the Annual Meeting in accordance with the voting instructions included with this proxy statement.

If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Morrow & Co., LLC
470 West Ave.
Stamford, CT 06902
1-800-449-0910

By Order of the Board of Directors

/s/ Mary B. Templeton
Mary B. Templeton, Esq.
Senior Vice President, General Counsel & Corporate Secretary

Warrington, Pennsylvania
July 23, 2012

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON SEPTEMBER 13, 2012: This Notice of Annual Meeting of Stockholders and our Proxy Statement and 2011 Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available for viewing, printing and downloading at http://www.ezodproxy.com/discoverylabs/2012.

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DISCOVERY LABORATORIES, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

September 13, 2012

Proxies and voting instructions in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Discovery Laboratories, Inc., a Delaware corporation (referred to as "we", "our", "us", and "the Company"), with principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622, for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on September 13, 2012, at 5:00 p.m. Eastern Daylight Time at the Inn at Lambertville Station, 11 Bridge Street, Lambertville, NJ 08530, and at any adjournment or postponement thereof.  It is expected that this Proxy Statement and the form of proxy will be mailed to stockholders on or about July 23, 2012.

What is included in these materials?
These materials include our proxy statement for the Annual Meeting and our 2011 Annual Report to Stockholders, which includes our year-end audited consolidated financial statements.

What matters will be voted on at the Annual Meeting?
The four proposals to be taken up at the meeting are the following:

1.
To elect five members to our Board of Directors (“Board”) to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal (Proposal 1);

2.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012 (Proposal 2);

3.
To amend our 2011 Long-Term Incentive Plan (the “2011 Plan”)  to increase the number of shares of Common Stock available for issuance under the 2011 Plan by 2.5 million shares from 3.7 million shares to 6.2 million shares (Proposal 3); and

4.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Who may vote at the Annual Meeting?
Only stockholders of record of shares of our Common Stock, par value $.001 per share (the “Common Stock”) as of July 16, 2012 (the “Record Date”) may vote at the Annual Meeting (and any adjournments or postponements of the Annual Meeting).  As of the Record Date, the number and class of stock outstanding and entitled to vote at the meeting was 43,440,945 shares of Common Stock.

IF YOU DO NOT VOTE YOUR SHARES WITH RESPECT TO ALL THREE PROPOSALS, your shares may not be counted in determining the outcome of key proposals that are important to us.  Whether or not you plan to attend the Annual Meeting, please vote now to assure that your shares are represented at the Annual Meeting.  If you plan to attend the Annual Meeting in person, bring a photo ID and evidence of your stock ownership as of the Record Date.  If your shares are not registered in your name on the books of the Company, you will need to obtain evidence of your stock ownership from your bank or brokerage firm.

How may stockholders vote their shares at the Annual Meeting?
On each matter properly brought before the Annual Meeting, stockholders will be entitled to one vote for each share of Common Stock held by a stockholder on the Record Date.  Stockholders whose shares are carried on the books of our transfer agent may vote their shares by telephone, via the Internet, by mailing a properly executed proxy card, or in person at the Annual Meeting.  Detailed instructions are provided on the proxy card delivered with this Proxy Statement.  If you vote by telephone, via the Internet or by mailing a proxy card, you are still welcome to attend the Annual Meeting.  We encourage you to vote early to assure the representation of your shares at the Annual Meeting.

What if stockholders’ shares are held in “Street Name”?
Shares held by broker dealers, banking firms or similar institutions or nominees on behalf of the beneficial owners of our Common Stock (collectively referred to in this Proxy Statement as “brokers”), are considered to be held in “street name.”  The broker is the actual holder of record on the books of our transfer agent and is required to vote the shares in accordance with stockholders’ voting instructions.  Therefore, stockholders whose shares are held in “street name” should vote their shares by providing voting instructions to their broker.  If your shares are held in “street name” and you have not received information about the methods available to you to vote your shares, you should request from you broker instructions for voting your shares.  As your vote is very important, please be sure to provide voting instructions to your broker.

What are broker “non-votes”?  For shares held in “street name,” can your broker vote your shares for you?
If stockholders whose shares are held in “street name” do not provide voting instructions to their broker, the broker may nevertheless be permitted to vote the shares with respect to certain “discretionary” matters, but not with respect to “non-discretionary” matters.  The votes cast by brokers in these circumstances are referred to as broker “non-votes.”  Under the rules of the New York Stock Exchange and The NASDAQ Stock Market (“Nasdaq”), the ratification of the appointment of our auditors (Proposal 2) is a “discretionary” matter, and  the election of directors (Proposal 1) and the amendment of the 2011 Plan to increase the number of shares available for issuance thereunder (Proposal 3) are “non-discretionary” matters.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business generally, but they will not be counted for purposes of determining the number of shares represented and voted with respect to non-discretionary proposals.  If you do not give your broker specific voting instructions for each of the non-discretionary proposals, your shares will not be included in the tabulation to determine if we have received the required number of votes needed to approve these very important proposals.

How does the Board recommend that stockholders vote their shares?
The Board recommends that you vote as follows:

●	“FOR” the election of the Board’s nominees for director (Proposal 1);

●	“FOR” the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2012 (Proposal 2); and

●
“FOR” the amendment to our 2011 Long-Term Incentive Plan to increase the number of shares of Common Stock available for issuance under the 2011 Plan by 2.5 million shares from 3.7 million shares to 6.2 million shares (Proposal 3).

How will a quorum be established at the Annual Meeting?
The presence, in person or by proxy, of holders of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required to establish a quorum for the transaction of any business at the Annual Meeting.  For purposes of determining the presence or absence of a quorum for the Annual Meeting, the following shares are counted as present:

●	Shares represented by stockholders attending the Annual Meeting, whether or not they vote all their shares;
●	All shares represented by validly delivered proxies which contain one or more abstentions or which have votes withheld from any nominee for director; and
●	Shares represented by validly delivered proxies containing broker “non-votes.”

How are stockholder votes counted?
All telephone and Internet votes submitted by stockholders whose shares are carried on the books of our transfer agent before 7:00 p.m. (EDT), September 12, 2012, and all properly executed proxies and broker instructions that are received in time to be counted at the Annual Meeting (and not properly revoked) will be counted.  Where a choice has been specified on the proxy with respect to any matter, the shares represented by the proxy will be voted in accordance with those specifications.

In the election of directors under Proposal 1, you may vote your shares “FOR” each nominee or you may mark your vote “WITHHELD” for any one or more nominees.  The nominees for directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting.  The five nominees receiving the highest number of “FOR” votes at the meeting (a plurality of votes cast) will be elected as directors and constitute our entire Board.  Shares represented by proxies received and not so marked or via telephone or Internet and not so indicated will not be voted for the election of the nominees.  Where a stockholder proxy or vote via telephone or Internet indicates withheld authority to vote for a particular nominee or nominees, the shares will not be voted for that particular nominee or nominees.

For each of Proposals 2 and 3, you may determine to vote “FOR”, “AGAINST”, or “ABSTAIN” from voting.  As abstentions are included in the number of shares present and voting on each matter, they will have the effect of negative votes.  Approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares voting on the proposal at the meeting, whether in person or by proxy.  Shares subject to broker “non-votes” are not considered to have been voted for proposals designated as non-discretionary and are not counted as present in determining whether a majority of the shares present and entitled to vote on a non-discretionary matter have approved such matter.  It is our understanding that Proposal 2 will be deemed a discretionary matter and Proposals 1and 3 will be deemed non-discretionary matters.

If any other matter not discussed in this Proxy Statement should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

How may stockholders revoke a vote made prior to the Annual Meeting?
Stockholders may revoke a vote at any time prior to the Annual Meeting and thereafter attend and vote at the Annual Meeting.  To revoke a vote:

●	If you voted originally by telephone or via the Internet, enter new instructions on the same voting system before 7:00 p.m. (EDT), September 12, 2012; or

●
If you voted by giving your vote to our proxy solicitor, Morrow & Co. ("Morrow") via telephone, call Morrow at 1-800-449-0910 before 7:00 p.m. (EDT) on September 12, 2012 and advise them that you wish to revoke or change your vote.

●	If your shares are registered in your name on the books of our transfer agent,

●	Send a written notice of revocation to us, attention Corporate Secretary, which must be received prior to the close of voting at the Annual Meeting on September 13, 2012; or

●	Attend the Annual Meeting and vote in person (or send a personal representative with an appropriate proxy); or

●	If you hold your shares in “street name” with a broker or other similar institution,

●	Contact the broker that delivered your Proxy Statement for instructions about how to change your vote; or

●
If you wish to change your vote by attending the Annual Meeting, you must contact your broker for documentation – only your broker may change voting instructions with respect to shares held in “street name.”

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock (i) as of June 30, 2012, by each of the three executive officers set forth in the table below  (each a “Named Executive Officer”) and director of the Company and by all executive officers and directors as a group, and (ii) as of the date noted in each related footnote, by the entities known by us to be the beneficial owner of more than five percent of the outstanding shares of our Common Stock.

Name and Address of Beneficial Owner (1)	Common Stock	Common Stock Equivalents (2)	Total Beneficial Ownership	Percentage of Class Beneficially Owned (1)
Non-Executive Directors
Antonio Esteve, Ph.D. (3)	213,779	14,333	228,112	*
Max E. Link, Ph.D.	11,121	14,333	25,454	*
Bruce A. Peacock	–	2,667	2,667	*
Marvin E. Rosenthale, Ph.D.(4)	23,333	14,333	37,666	*

Named Executive Officers
W. Thomas Amick	41,779	18,001	59,780	*
John G. Cooper	38,759	116,665	155,424	*
Thomas F. Miller, Ph.D., MBA	31,401	43,332	74,733	*

Executive Officers and Directors as a group (15 persons)	502,312	364,329	866,641	1.98%

5% Security Holders
Wells Fargo & Co/MN(5)	2,248,049	–	2,248,049	5.17%
420 Montgomery Street
San Francisco CA 94163

Fidelity Management – Mutual Funds (6)	2,520,407	–	2,520, 407	5.80%
c/o FMR LLC
82 Devonshire Street
Boston, MA 02109

   * Less than 1%
(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and includes voting and investment power with respect to shares of Common Stock.  Shares of Common Stock, and shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after June 30, 2012 held by each person or group named above, are deemed outstanding for computing the percentage ownership of the person or group holding any options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or group.  As of June 30, 2012, 43,440,945 shares of Common Stock were issued and outstanding.  The address of each individual person is c/o Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.

(2)	Common Stock Equivalents include shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after June 30, 2012 held by each person or group named above.

(3)
Beneficial ownership of Common Stock includes 192,294 shares owned by Laboratorios Esteve, 21,144 shares owned by Laboratorios P.E.N., S.A., an affiliate of Laboratorios Esteve, and 341 shares owned directly by Dr. Esteve.  Common Stock Equivalents includes 14,333 shares of Common Stock issuable upon the exercise of outstanding options held by Dr. Esteve.  As a consequence of Dr. Esteve’s relationship with Laboratorios Esteve, including, serving as President of Laboratorios Esteve, he may be deemed to have beneficial ownership of the shares owned by Laboratorios Esteve and Laboratorios P.E.N.

(4)	Total beneficial ownership shown in the table includes 8,333 shares held by or for the benefit of his spouse as to which Dr. Rosenthale disclaims beneficial ownership.

(5)
This information is as of March 31, 2012 and is based on a Form 13-F filed with the SEC on May 15, 2012 by Wells Fargo & Co (“Wells Fargo”).  The position is attributed to three investment managers: Wells Fargo Advisors, LLC (9,182 shares); Wells Capital Management Incorporated (2,128,010 shares, of which the manager has no voting rights with respect to 706,171 shares); and Wells Fargo Funds Management, LLC (110,857 shares).

(6)
On July 6, 2012, Bloomberg Finance L.P. (on a page titled GRAB: DSCO US Equity - Current) reported that multiple portfolios of Fidelity Management and Research Company (“FMR”) hold 2,520,649 shares of our common stock, citing fund positions dated as of May 31, 2012 and April 30, 2012.  Although we have been unable to confirm this amount with representatives of Fidelity (FMR LLC, an affiliate of FMR, has a policy of not providing holdings information until required to do so under the securities laws), we believe that the Fidelity funds in the aggregate hold more than 5% of our outstanding, based on the following analysis.  Certain Fidelity funds have listed the market value of investments in our common stock in a Portfolio Holdings Listings dated as of May 31, 2012 (unaudited), available on the Fidelity website.  The investment amounts reported equate to the following share positions based on the closing price per share of our common stock on May 31, 2012 ($2.63): Fidelity Select Health Care Portfolio (FSPHX) – 1,400,000 shares; Fidelity Advisor Health Care Fund - Class A (FACDX) – 297,319 shares; Fidelity Advisor Stock Selector All Cap Fund - Class I (FDCIX) – 173,265 shares; Fidelity VIP Health Care (FBMNC) – 93,000 shares; Fidelity Advisor Stock Selector All Cap Fund - Class A (FARAX) – 40,410 shares; Fidelity Series Broad Market Opportunities Fund (FBMAX) – 307 shares; Fidelity Asset Manager 50% (FASMX) – 178,464 shares; Fidelity Asset Manager 70% (FASGX) – 110,532 shares; Fidelity Asset Manager 20% (FASIX) – 45,663  shares; Fidelity Asset Manager 85% (FAMRX) – 36,560 shares; Fidelity Asset Manager 60% (FSANX) – 19,190 shares; Fidelity Asset Manager 40% (FFANX) – 6,621 shares; Fidelity Asset Manager 30% (FTANX) – 5,465 shares; Spartan Extended Market Index Fund (FSEMX) – 83,205 shares; Spartan Total Market Index Fund - Investor Class (FSTMX) – 29,788 shares; and Fidelity Nasdaq Composite Index Fund (FNCMX) – 618 shares.  The foregoing positions aggregate 2,520,407 shares of our common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect five directors.  Each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal from office.

The Board recommends that the five nominees named below be elected as directors.  Of the shares of Common Stock represented by all proxies received by the Board, only those proxies which include an affirmative vote “FOR” and are not marked to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees named below.  The Board knows of no reason why any nominee should be unable or unwilling to serve, but if that should occur, proxies will be voted for the election of some other person or the size of the Board will be fixed at a lower number.

Nominees for Election to the Board of Directors

The names of the nominees for election to the Board and certain information about the nominees are set forth below.  Each of the nominees currently serves as a director.  For information concerning the number of shares of Common Stock beneficially owned by each nominee, see “Common Stock Ownership of Certain Beneficial Owners and Management” on page 4.

Name	Age	Position with the Company
W. Thomas Amick	69	Director, Chairman of the Board and Chief Executive Officer
Antonio Esteve, Ph.D.	54	Director
Max E. Link, Ph.D.	71	Director
Bruce A. Peacock	61	Director
Marvin E. Rosenthale, Ph.D.	78	Director

W. Thomas Amick has served as a member of our Board since September 2004, as our Chairman since March 2007, as our Interim Chief Executive Officer effective August 2009, and as our Chief Executive Officer since October 18, 2010.  From March 2005 to October 2010, Mr. Amick served as President and Chief Executive Officer of Aldagen, Inc., a privately-held life sciences company.  Previously, Mr. Amick had a 30-year career with Johnson & Johnson, including as President of Ortho Biotech Europe; President of Janssen-Ortho, Inc., managing the entire Johnson & Johnson pharmaceutical and biotechnology portfolio for Canada; Vice President, Business Development at Johnson & Johnson Development Corporation; and Vice President of the Oncology Franchise of Ortho Biotech.  He has held various other sales and executive positions throughout his career.  Mr. Amick has also served as an advisor to two well-regarded private equity firms focused on the biopharmaceutical industry.  He holds a B.A. degree in business administration from Elon College and has attended executive courses at the Kellogg School of Management, Harvard Business School and Darden School of Business.

In addition to his role as Chief Executive Officer, Mr. Amick brings to our Board and executive team broad management experience, having more than 30 years of pharmaceutical and biotechnology experience as a senior executive with Johnson & Johnson.  Mr. Amick was instrumental in starting Johnson & Johnson’s biotechnology/oncology business.  His expertise and track record of leadership in developing successful domestic and international businesses adds significant depth to our management team and our Board.

Antonio Esteve, Ph.D., has served as a member of our Board since May 2002.  Dr. Esteve has chaired the company that bears his surname, Laboratorios del Dr. Esteve, S.A. (“Esteve”), since 2005, having previously held various posts within Esteve.  Since 2003, he has chaired the Blood and Tissue Bank (BST) owned by the Department of Health of the Government of Catalonia.  In 2009, Dr. Esteve was appointed President of the Prince of Girona Foundation.  He has also served as President of Farmaindustria (National Association of the Pharmaceutical Industry in Spain) (2006-2008), and is a member of the IFPMA Council (International Federation of Pharmaceutical Manufacturers & Associations) and various advisory boards in Spain.  Dr. Esteve is also a member of the Royal Academies of Pharmacy and Medicine of Catalonia and a Permanent Member of the Royal Academy of Doctors of Spain.  Dr. Esteve holds a Doctorate in Pharmacy and PDD (Executive Development Program) from IESE (Business School of the University of Navarra, Barcelona, Spain).

We have entered into a strategic alliance agreement with Laboratorios del Dr. Esteve, S.A. for the development, marketing and sales of a broad portfolio of potential surfactant products in Andorra, Greece, Italy, Portugal, and Spain.  With his significant experience in drug development, marketing and sales practices in Europe, and a full complement of development and marketing experts employed by his company, Dr. Esteve is positioned to advise our Board on current trends and developments in the drug development industry in Europe and specifically on matters related to drug development and marketing of our products overseas.

Max E. Link, Ph.D. has served as a member of our Board since October 1996.  Dr. Link has held a number of executive positions with pharmaceutical and health care companies.  He currently serves on the board of directors of three other publicly-traded life science companies: Alexion Pharmaceuticals, Inc., Celsion Corporation and CytRx Corporation.  Until May 2008 he served as a director of Human Genome Sciences, Inc.  Previously, Dr. Link served as Chairman and Chief Executive Officer of Centerpulse, Ltd.; as Chief Executive Officer of Corange Limited, the parent company of Boehringer Mannheim, now F. Hoffmann La Roche & CIE AG, and DePuy, Inc.  Prior to that time, he served in a number of positions within Sandoz Pharma, Ltd., now Novartis Pharma, Ltd., including as Chief Executive Officer and as Chairman.  Dr. Link holds a Ph.D. in Economics from the University of St.Gallen, Switzerland.

Dr. Link’s significant management experience is a key consideration in assessing his qualifications to serve as a member of our Board.  In addition, his doctorate in Economics, his experience in overseeing the preparation of financial statements in his capacity as Chief Financial Officer at Sandoz, Inc., and his experience as a Chief Executive Officer in actively supervising principal financial officers of public companies form the basis of the Board’s decision to designate him as the Chairman of the Audit Committee and qualify him to serve as an audit committee financial expert within the meaning of the rules of the SEC.

Bruce A. Peacock has served as a member of our Board since September 2010.  Since May 2006, Mr. Peacock has served as a Venture Partner with SV Life Sciences Advisors, LLC.  Since September 2010, Mr. Peacock has served as Chief Business Officer of Ophthotech Corporation.  He also serves as a Director and Co-Chairman of Alba Therapeutics and served as President and Chief Executive Officer from April 2008 to February 2011.  Prior to joining SV Life Sciences Advisors, LLC, he served as Chief Executive Officer and director of The Little Clinic, a medical care services company.  Previously, Mr. Peacock served as President and Chief Executive Officer and a director of Adolor Corporation, a publicly-held biotechnology company; as President, Chief Executive Officer and Director of Orthovita, Inc., a publicly-held orthopaedic biomaterials company; as Executive Vice President, Chief Operating Officer and Director of Cephalon, Inc.; and as Chief Financial Officer of Centocor, Inc.  Mr. Peacock serves as a member of the board of directors of Ocean Power Technologies, Inc. and has served as a member of the boards of directors of Pharmacopeia, Inc. (2004-2008), Ligand Pharmaceuticals Incorporated (2008-2009), and NeurogesX, Inc. (2007-2009).  Mr. Peacock earned a bachelor’s degree in Business Administration from Villanova University and is a certified public accountant.

Mr. Peacock brings extensive biotech and pharmaceutical experience to our Board, having held senior executive positions in a number of biotechnology, medical device and healthcare service organizations.  He has significant expertise in financial matters, having completed many debt, equity capital and alliance transactions, and also has significant experience in drug development, having led teams that gained regulatory approval of several drug candidates in the United States and in other major markets worldwide.  Mr. Peacock has also had responsibility for marketing, commercial and manufacturing operations.

Marvin E. Rosenthale, Ph.D. has served as a member of our Board since 1998.  Prior to his retirement in 1999, Dr. Rosenthale served as President and Chief Executive Officer of Allergan Ligand Retinoid Therapeutics, Inc., having joined as Vice President in 1993.  Previously, over a period of 16 years, Dr. Rosenthale served in a variety of executive positions at Johnson & Johnson, including Vice President, Drug Discovery Worldwide, at R.W. Johnson Pharmaceutical Research Institute, and director of the divisions of pharmacology and biological research and Executive Director of Drug Discovery Research at Ortho Pharmaceutical.  Prior to that, Dr. Rosenthale served in various positions with Wyeth Laboratories.  Dr. Rosenthale has previously served on the boards of directors of NuRx Pharmaceuticals Inc. (2008-2010), Radiant Pharmaceuticals Corp. (formerly AMDL, Inc., 2000-2006) and Allergan Specialty Therapeutics, Inc. (1998-2000), and currently serves on the boards of directors of two privately-held companies.  Dr. Rosenthale received a Ph.D. in pharmacology from Hahnemann Medical College, a M.Sc. in pharmacology from Philadelphia College of Pharmacy & Science and a B.Sc. in pharmacy from the Philadelphia College of Pharmacy & Science.

Dr. Rosenthale brings to our Board more than 50 years of management and executive experience in the pharmaceutical industry.  In addition, since 1998, he has served as a member of the board of directors of nine pharmaceutical companies which provides him a broad perspective of the customs, practices and strategic priorities of pharmaceutical companies in today’s challenging competitive and financial markets.

Required Vote and Recommendation

The directors are elected by a plurality of the outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, excluding broker non-votes.  See “How are stockholder votes counted?” at page 3.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Meetings of the Board

The Board held four regular meetings and seven special meetings during the fiscal year ended December 31, 2011.  Of the nominees, all but Dr. Esteve attended either in person or by telephone at least 75% of the total number of meetings of the Board and the total number of meetings of Standing Committees of the Board on which they each served during 2011.  We note, directors who were unable to attend a meeting were briefed either before or immediately after such meeting and were given an opportunity to provide their recommendations to the Chairman, of the Board or a Committee, as appropriate.

We do not have a formal policy regarding director attendance at the 2012 Annual Meeting; however, it is expected that, absent good reason, our directors will be in attendance.  Three of our directors attended the 2011 Annual Meeting.

Director Independence

The Board presently consists of five members, one of whom serves as Chief Executive Officer.  Presently, Drs. Link and Rosenthale and Mr. Peacock are “independent” directors within the meaning of the rules of the SEC and the listing requirements of Nasdaq.  Each director who serves on a Standing Committee, including the Compensation Committee, the Nomination and Governance Committee and the Audit Committee, is “independent” within the meaning of the SEC rules and the qualitative listing requirements of Nasdaq.

Board Leadership Structure

Our Board is comprised of Mr. Amick, Dr. Esteve, who is a related party, and three independent directors.  Presently, the Board has the following Standing Committees: (i) Audit Committee, Compensation Committee, Nomination and Governance Committee, and Compliance, Quality and Regulatory Committee.  Each of the Standing Committees is comprised solely of independent directors.  In accordance with Nasdaq requirements, our Audit Committee is responsible for overseeing risk management and updates the full Board periodically.

Our Board has discussed the leadership structure of the Board, including that our Chairman also serves as the Chief Executive Officer and that we do not have an independent lead director position.  Our Board believes that our leadership structure is not uncommon among biotech companies of comparable size and market capitalization and we believe that this leadership structure has been effective.  We believe that having a Chairman/CEO, fosters clear accountability, clear communication between the Board and management, effective decision-making and proper alignment of corporate strategy.  With independent directors comprising our Standing Committees, we believe our Board structure is the right form of leadership for us at this time.  Our Board will continue to evaluate its leadership structure in light of changing circumstances and will make changes at such times as it deems appropriate.  We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee.

Committees of the Board

Audit Committee

The Audit Committee of the Board is a Standing Committee and currently consists of Max E. Link, Ph.D. (Chairman), Bruce A. Peacock, and Marvin E. Rosenthale, Ph.D.  The primary functions of the Audit Committee include:

•	overseeing our financial statements, system of internal controls, auditing, accounting and financial reporting processes;
•	providing an independent, direct line of communication between the Board and independent auditors;
•	appointing, compensating, evaluating and, when appropriate, replacing independent auditors;
•	overseeing our tax compliance;
•	reviewing with management and our independent auditors the annual audit plan;
•	reviewing the Audit Committee Charter;
•	reviewing and pre-approving audit and permissible non-audit services; and
•	reviewing and approving all related-party transactions.

The Audit Committee is also responsible for addressing matters of accounting policy with our independent accountants.  In discharging its role, the Audit Committee is empowered to investigate any matter brought to its attention and has full access to all of our books, records, facilities and personnel.  The Audit Committee also has the power to retain legal, accounting and other advisors as it deems necessary to carry out its duties.  The Audit Committee met five times during the fiscal year ended December 31, 2011.

The Board has adopted a written Audit Committee Charter.  The composition and responsibilities of the Audit Committee and the attributes of its members, as reflected in its Charter, are intended to be in accordance with applicable listing requirements of Nasdaq and the rules of the SEC for corporate audit committees.  The Board of Directors has determined that each of the members of our Audit Committee are “independent” in accordance with  Nasdaq listing standards and Dr. Link meets the criteria of the SEC for an “audit committee financial expert”.

Report of the Audit Committee (1)

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with management and the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of such statements with generally accepted accounting principles in the United States.  This review included a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The independent auditors noted that their representations addressed the matters required to be discussed with the independent auditors by SAS No. 61.  The review and discussion with management addressed management’s assessment as to the effectiveness, not just the acceptability, of the Company’s accounting principles, internal control over financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.  Pursuant to such dialogue, management prepared a report of its assessment of the Company’s internal control over financial reporting, identifying the framework used by management in assessing the effectiveness of such internal control.  In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence in relation to management and the Company, including matters outlined in the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit.  The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and efficacy of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included for filing with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  The Audit Committee and the Board of Directors have also recommended the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012.

Submitted by the Audit Committee

Max E. Link, Ph.D., Chairman
Bruce A. Peacock
Marvin E. Rosenthale, Ph.D.

(1)  The material in this report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee of the Board is a Standing Committee and currently consists of Bruce A. Peacock (Chairman), Max E. Link, Ph.D. and Marvin E. Rosenthale, Ph.D.  The primary duties of the Compensation Committee include:

●
review with management our policies regarding compensation policies relating to executive and general compensation, including but not limited to cash bonus compensation, and equity and other incentive plans;

●	review annually and approve corporate goals and objectives relating to compensation of executive officers and other senior officers;
●
evaluate performance of the Chief Executive Officer and other executive and reviews the CEO’s recommendations of the other senior officers in light of our goals and objectives and, based on that evaluation, determine the compensation of the CEO and other executive officers;

●	review and approve compensation arrangements for executive officers and other senior officers, including employment, severance and change in control agreements and any supplemental benefits;
●	oversee key employee benefit programs, policies and plans relating to compensation and, where deemed appropriate, programs, policies and plans relating to our other employees;
●	review, approve, and establish guidelines for the compensation of Board directors; and
●	review and discuss with management our annual report and proxy statement with respect to executive compensation matters.

The Compensation Committee, in its discretion, may confer with, and consider the recommendations of, management in establishing compensation policies and in setting compensation (and the form of compensation) for executives.  The Compensation Committee may also form, and delegate its authority to, subcommittees or other committees of the Board when deemed appropriate.  In addition, the Compensation Committee may, but did not in 2011, retain special legal, compensation or other consultants to advise it on compensation matters or as it deems appropriate.  The Compensation Committee met seven times during the fiscal year ended December 31, 2011.

The Board has adopted a written Compensation Committee Charter.  The composition and responsibilities of the Compensation Committee and the attributes of its members, as reflected in its Charter, are intended to be in accordance with applicable qualitative listing requirements of Nasdaq and the rules of the SEC for corporate compensation committees.  All members of the Compensation Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

The Compensation Committee generally holds meetings in conjunction with the regular meetings of the Board, though it may meet more or less frequently.  Beginning in 2009, because of our circumstances, including our need to closely manage our cash resources and focus our efforts on gaining approval for SURFAXIN®,  the Compensation Committee did not award increases in cash compensation  or grant equity incentives to management and employees on an annual basis.  The committee believed that the approval of SURFAXIN was critical to our success and determined to suspend periodic reviews, compensation increases and awards until we successfully met that goal.  As a result, during this period, the committee awarded infrequent and limited cash incentives and equity awards on a case-by-case basis.  Now, with the approval of SURFAXIN, the committee expects to transition to a practice whereby executive compensation, including annual incentive bonuses for the calendar year, base salary adjustments for the next calendar year and grants of equity incentives, will be discussed and planned at committee meetings beginning in the fourth quarter of a calendar year, and then approved at the first Board meeting of the following year.

Nomination and Governance Committee

The Nomination and Governance Committee currently consists of Marvin E. Rosenthale, Ph.D. (Chairman), Max Link, Ph.D., and Bruce A. Peacock.  The Nomination and Governance Committee has the authority to designate the nominees to stand for election as director at each annual meeting of the stockholders and to fill vacancies on the Board occurring between annual meetings.  Other duties of the Nomination and Governance Committee include:

●
evaluate annually the composition and organization of the Board and its committees in light of applicable rules and regulations, including but not limited to Nasdaq Listing Rules, and make recommendations to the Board;

●
determine criteria for selection of members of the Board, the Chairman of the Board, and members of the committees, and ensure that our Board members as a group represent a reasonable balance of professional, business and financial expertise and personal backgrounds;

●	evaluate and recommend to the Board a nominee to serve as Chairman of the Board, directors to serve on the committees of the Board and directors to serve as chairmen of such committees;
●
review and evaluate annually the performance of individual Board members proposed for reelection and make recommendations to the Board regarding the appropriateness of each director’s standing for reelection, and, at such other times as are appropriate, review and evaluate the conduct of a particular Board member, and, if deemed necessary, recommend to the Board such action, including termination of membership, in accordance with any applicable code of conduct or ethics or any corporate governance principles or guidelines adopted by the Board, for cause or other reason;

●
review, evaluate and approve all nominees for election to the board, verify their qualifications, experience and fitness for service, assess their individual profiles against the mix of skills, strengths and expertise of current Board members, and determine their willingness to serve as a director;

●	identify, evaluate and approve a nominees for election to the Board upon the resignation, removal of directors from the Board or creation of other vacancies
●	identify, evaluate and approve a slate of nominees for election to the Board at the Annual Meeting of Stockholders;
●
evaluate all nominees submitted by stockholders for election to the Board, determine if such submissions comply with our Amended and Restated By-Laws (“By-Laws”) and all applicable rules and regulations, and, if such candidates meet the criteria established by the Nomination and Governance Committee, in its sole discretion,  approve such nominees for election at the next Annual Meeting of Stockholders;

●
evaluate all stockholder proposals submitted to us, determine if such submissions are in compliance with the By-Laws and all applicable rules and regulations, and recommend appropriate action on each proposal to the Board;

The Nomination and Governance Committee considers candidates for director nominees that may be identified by the Committee, or proposed by directors, the Chief Executive Officer and stockholders (see page 29).  The Nomination and Governance Committee may retain recruiting professionals to identify and evaluate director candidates, although it did not do so during 2011.  The Nomination and Governance Committee met once during the fiscal year ended December 31, 2011.

The Nomination and Governance Committee seeks candidates who will complement the Board and provide it with diverse expertise and perspectives (functional, cultural and geographic).  In selecting nominees, the Nomination and Governance Committee assesses the independence, character, relevant expertise and experience of candidates and endeavors to collectively establish within the Board areas of core competencies, such as business judgment, management, accounting and finance, industry knowledge, leadership, strategic vision, and knowledge of domestic and international markets and marketing.  The Board may also seek nominees who are widely recognized as leaders in the fields of medicine or the biological sciences.  Additional criteria include personal and professional ethics, integrity and values, as well as the willingness to devote sufficient time to prepare for and attend meetings and participate effectively as a member of the Board.  Consideration is also given to whether the qualifications of a potential nominee complement and supplement the skills of existing members of the Board.

The Board has adopted a written Nomination and Governance Committee Charter.  The composition and responsibilities of the Nomination and Governance Committee and the attributes of its members, as reflected in its Charter, are intended to be in accordance with applicable qualitative listing requirements of Nasdaq and the rules of the SEC for corporate nominating committees.  All members of the Nomination and Governance Committee are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Compliance, Quality and Regulatory Committee

The Compliance, Quality and Regulatory Committee currently consists of Marvin E. Rosenthale, Ph.D. (Chairman), and Max E. Link, Ph.D.  The primary functions of the Compliance, Quality and Regulatory Committee include:

●	providing oversight for the development, implementation, performance and enforcement of legal and regulatory compliance programs;
●	assessing the adequacy of legal and regulatory compliance programs;
●	investigating and, where appropriate, reporting compliance violations and related issues to the Board and applicable legal and regulatory authorities; and
●	establishing procedures for the receipt, retention and treatment of complaints regarding legal and regulatory compliance matters.

The Compliance, Quality and Regulatory Committee did not meet during the fiscal year ended December 31, 2011.  During this period, no potential compliance violations requiring the Committee’s attention were identified.  Moreover, during 2011, we slowed the progress of our research and development programs and our regulatory activities to conserver our resources and, on a regular basis updated the Board in its general meetings concerning the status of our regulatory and related activities.

Availability of our Audit, Compensation and Nomination and Governance Committee Charters

A current copy of our Audit Committee Charter, Compensation Committee Charter, and the Nomination and Governance Committee Charter are available on our website at http://www.discoverylabs.com.  Our website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

DIRECTOR COMPENSATION

During 2011, each of our non-employee directors received cash compensation for his services in the amount of $4,500 per quarter.  Directors who are also employees are not compensated separately for serving on the Board or any of its committees.  In addition, we pay our non-employee directors the following additional amounts, as applicable: (i) $1,000 per quarter for each director who served on one or more of the standing committees; and (ii) $500 per quarter for each director who served as Chairman of any of the standing committees.  The following chart summarizes the cash compensation paid to our non-employee directors during the year ended December 31, 2011.  To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Stock Awards”, “Non-Equity Incentive Compensation”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, “Option Awards” and “All Other Compensation.”

Name	Fees Earned or Paid in Cash	Total

Antonio Esteve, Ph.D.	$18,000	$18,000
Max E. Link, Ph.D.	24,000	24,000
Bruce A. Peacock	23,872	23,872
Marvin E. Rosenthale, Ph.D.	24,000	24,000

Directors also are entitled to expense reimbursements for their travel, lodging and other expenses incurred in connection with attendance at meetings of the Board, Board Committee meetings and related activities.

Pursuant to our charter documents, we indemnify our directors to the maximum extent permissible under the General Corporation Law of the State of Delaware.  In addition, we have entered into indemnity agreements with Messrs. Amick and Peacock and certain of our executive officers that provide, among other things, that we will indemnify them under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer, or other agent of ours, and otherwise to the fullest extent permitted under the General Corporation Law of the State of Delaware and our By-Laws.

PROPOSAL 2

RATIFICATION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board, acting upon the recommendation of the Audit Committee, reappointed the firm of Ernst & Young LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2012.

Although action by the stockholders in this matter is not required under the General Corporation Law of the State of Delaware, the Board believes that it is appropriate to seek stockholder action regarding this appointment in light of the critical role played by independent auditors in maintaining the integrity of our financial controls and reporting.  If the stockholders fail to ratify the appointment, the Audit Committee and the Board will reconsider whether or not to retain that firm.  Even if the appointment is ratified, the Audit Committee may engage different independent auditors at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Audit, Audit Related, Tax and Other Accountant Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2011 and December 31, 2010, fees for the review of quarterly reports on Form 10-Q during these periods and fees for other services rendered by Ernst & Young LLP during those periods:

Fee Category:	Fiscal 2011	% of Total	Fiscal 2010	% of Total

Audit Fees	$232,000	74%	$230,000	57%
Audit-Related Fees	58,000	18%	130,000	32%
Tax Fees	26,500	8%	26,000	7%
All Other Fees	–	–	15,000	4%
Total Fees	$316,500	100%	$401,000	100%

Audit Fees are fees that we paid to Ernst & Young LLP for: the audit of our annual consolidated financial statements and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q.

Audit- Related Fees are fees for services related to registration statements and other offering memoranda.  Included in the Fiscal 2010 costs are activities related to the restatement of our consolidated financial statements for the periods ended from June 30, 2009 through June 30, 2010 that we filed in November 2010 to reclassify certain warrants as derivative liabilities instead of equity.

Tax Fees consisted of tax compliance/preparation and other tax services.  No portion of these tax fees related to financial information or operational system design or implementation services.

All Other Fees are fees for any services not included in another category.

The Audit Committee or a designated member of the Audit Committee pre-approved all audit and non-audit services rendered to us by Ernst & Young LLP in 2011 and 2010.

The Audit Committee has considered whether the provision of all other services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP and has concluded that Ernst & Young LLP is independent.

Pre-Approval Policies

The Audit Committee pre-approves specified audit and non-audit services to be provided by our independent auditors prior to the engagement of our independent auditors.  With respect to other audit and non-audit services, a designated member of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman of the Audit Committee informs the Audit Committee of such approval at its next regularly scheduled meeting.  Our Vice President, Finance, and Controller (and Principal Accounting Officer) monitors the performance of all services rendered by our independent auditors, determines whether such services are within the list of pre-approved services and informs the Audit Committee on a timely basis of any such services.

On an ongoing basis, our Chief Financial Officer, together with our independent auditor, is responsible to submit to the Audit Committee all requests for approval of services that require a specific pre-approval.  The Audit Committee reviews these requests and advises management and the independent auditors if the Audit Committee pre-approves the engagement of the independent auditors for such projects and services.  On a periodic basis, management reports to the Audit Committee the actual spending for such projects and services compared to the approved amounts.  The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

Representatives of Ernst & Young LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

Required Vote and Recommendation

The affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this Proposal 2.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

PROPOSAL TO AMEND THE  2011 LONG-TERM INCENTIVE PLAN
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
RESERVED FOR ISSUANCE UNDER THE PLAN

The Board has adopted, declared advisable and directed to be submitted to our stockholders an amendment (the “Plan Amendment”) to the Discovery Laboratories, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”) to increase the number of shares of Common Stock reserved for issuance thereunder by 2,500,000 shares, from 3,700,000 shares to 6,200,000 shares.  As of June 30, 2012,  approximately 0.7 million shares (plus any shares that might in the future be returned to the 2011 Plan as a result of cancellations, expirations and forfeitures) are available for future grant under the 2011 Plan.  Capitalized terms used in this Proposal are defined in the 2011 Plan.  A description of the 2011 Plan follows this Proposal.

Background
(For ease of comparison, the share amounts prior to December 28, 2010 discussed in this section have been adjusted to reflect the impact of a one-for-fifteen reverse split that was approved by our stockholders at the 2010 Annual Meeting of Stockholders and implemented on December 28, 2010.)

At the 2009 Annual Meeting of Stockholders held on December 7, 2009, we submitted to the stockholders a proposal to amend our 2007 Long-Term Incentive Plan (“2007 Plan”) to increase the number of shares authorized for issuance under the 2007 Plan from approximately 570,000 shares to approximately 790,000 shares.  At that time, the options held by our management and employees totaled only approximately 8.4% of our outstanding shares of common stock and the Board believed that the additional shares were necessary to ensure that we could continue to grant equity incentives at levels deemed appropriate by the Compensation Committee and the Board.  However, our proposal did not receive the requisite number of votes for approval.  We believe that this was due to the fact that our lead KL4 surfactant drug product, SURFAXIN, had not been approved by the U.S. Food and Drug Administration (“FDA”) in April 2009, the market value of our common stock had declined significantly, and we had received notice from Nasdaq that we were not in compliance with the minimum bid price listing requirements, which could have resulted in delisting of our common stock from the Nasdaq Market.  As a consequence, since few shares remained available under the 2007 Plan, the Compensation Committee was limited in its ability to provide equity incentives. During 2009, an option to purchase 4,000 shares was granted to Mr. Amick at the time he agreed to serve as our non-employee Interim Chief Executive Officer and options to purchase less than 5,000 shares in the aggregate were granted to non-officer employees. No other option awards were granted to our executives with respect to the year ended December 31, 2009.

As of December 31, 2010, options to purchase 942,955 shares of our common stock, which represented 6.8% of our outstanding shares, were outstanding under our long-term incentive plans.  The average exercise price of the outstanding options was $56.17 per share.  At that time, the Compensation Committee believed that it was important to provide an interim incentive to management and employees to continue their efforts to gain approval of SURFAXIN and granted 154,333 restricted stock awards (representing approximately 1% of our outstanding shares of common stock) to our management and certain key employees.  No other equity incentives were provided to management and employees with respect to the year ended December 31, 2010.  (An option to purchase 2,000 shares was awarded on July 7, 2010 to Mr. Amick (“Amick non-employee award”) upon extension of a non-employee executive agreement dated August 13, 2009, pursuant to which he served as a non-employee Interim Chief Executive Officer.)

Throughout 2010 and 2011, we made significant progress towards gaining approval for SURFAXIN.  In addition, we advanced our development programs for AFECTAIR, AEROSURF and SURFAXIN LS towards our planned Phase 2 and Phase 3 clinical trials, which we expect to initiate in late 2013.  On October 3, 2011 at the 2011 Annual Meeting of Stockholders, the 2011 Plan was approved with authorization to issue 3.7 million shares under the 2011 Plan.  By then, with the exception of the restricted stock awards and the Amick non-employee award, almost three full years had passed since equity awards had been granted to our management team.

Following approval of the 2011 Plan, the Compensation Committee conducted a review and assessed (i) our success in completing the work needed to file, and in filing, our Complete Response to the FDA’s 2009 Approvable Letter for SURFAXIN; (ii) progress made with respect to our research and development programs, in particular, for AEROSURF and SURFAXIN LS; and (iii) third-party compensation survey data, including the levels of long-term equity compensation of other comparable biopharmaceutical and life sciences companies.  Considering that no performance awards had been granted for a period of years and that the value of equity incentives held by management and employees had been significantly reduced, the Compensation Committee concluded that it was necessary and appropriate to restore long-term compensation values to a level deemed competitive and appropriate to our situation and needs.  The Compensation Committee decided to implement this decision over time as part of its periodic assessment of individual performance, our success in achieving our corporate goals, and the compensation practices of life sciences companies that are similarly situated and that compete with us for talent.

To begin restoring long-term compensation incentives to a level that the Compensation Committee deems is appropriate and competitive to retain management and provide incentives intended to align the interests of our officers and employees with those of our stockholders, the Compensation Committee granted awards to management and other key employees.  These awards were made to 47 individuals in October 2011 and totaled in the aggregate approximately 1.7 million shares.

In March 2012, we successfully achieved our primary corporate goal when the FDA granted us authorization to market SURFAXIN in the United States.  We announced that we anticipate the commercial introduction of SURFAXIN in late 2012.  We also announced that we have registered with the FDA our AFECTAIR medical device, a novel ventilator circuit / patient interface connector, and plan to introduce the initial neonatal-size device in late 2012 in the U.S. and the European Union.  In light of these significant events, to reward the personal dedication and loyalty of management and other key employees, to provide additional incentives to our management and key employees to continue their efforts to launch our new products in the U.S. and to advance the development of our promising AEROSURF and SURFAXIN LS pipeline programs, and to continue to restore the levels of long-term compensation incentives, on May 4, 2012, the Compensation Committee again made special awards to management and key employees.  These awards were made to 42 individuals and totaled in the aggregate approximately 1.0 million shares.

The 2011 Plan differs from our previous long-term incentive plans in that it does not provide for automatic grants to non-employee directors.  Under the 2007 Plan, non-employee directors received an annual grant of options to purchase 2,000 shares of common stock.  Under the 2011 Plan, the Compensation Committee determines whether to grant an annual award and the amount of each award.  Our directors received awards in 2009 and in 2010 under the automatic provisions of the 2007 Plan, but did not receive any awards in 2011.  In June 2012, the Compensation Committee recommended to the Board that the Board approve an award to each non-employee director of options to purchase 60,000 shares of common stock.  These awards totaled in the aggregate 240,000 shares.

Our plans for the commercial introduction of SURFAXIN and AFECTAIR in the United States in late 2012 include the development of our own specialty respiratory critical care commercial and medical affairs organizations to specialize in neonatal critical care indications, beginning with respiratory distress syndrome (RDS).  We expect that our in-house organization will execute the launch of all our KL4 surfactant products, beginning with SURFAXIN and thereafter AEROSURF and SURFAXIN LS, if approved.  We also expect that our in-house organization will lead the launch in the United States of our initial AFECTAIR ventilator circuit / patient interface connector.  In connection with our efforts to attract the best commercial and medical affairs talent available, our compensation package necessarily includes new-hire equity incentives, generally in the form of stock options that are effective on the date of hire.

In addition, we are developing our KL4 surfactant, CAG, and aerosol delivery technologies into a series of aerosolized KL4 surfactant pipeline programs that would support a significant critical care franchise, initially focused on developing AEROSURF for premature infants at risk for RDS.  We currently plan to initiate Phase 2 and Phase 3 clinical trials for AEROSURF and SURFAXIN LS, respectively, in late 2013.  To be successful, we will need access to a wide range of expertise to support drug and medical device development and design, development and management of clinical trials.  We also need to retain our existing business (including finance, legal and administrative) personnel and attract additional talent to support our expanding activities.

To meet our anticipated staffing requirements in our commercial, medical affairs, research and development and administrative groups, and provide performance incentives to our personnel, for the next 12 months, we expect that our need for shares to support the grant of new-hire and performance options could equal approximately 2.2 million shares.

Since the 2011 Plan was approved, to respond to the events outlined above and to begin to restore our long-term equity incentive values to remain competitive, the Compensation Committee deemed it appropriate to grant options to purchase 3,130,000 shares for new hire and incentive grants.  Going forward, the Compensation Committee expects to reinstitute its practice of considering periodic awards to officers and certain non-officer employees.  There are currently outstanding options to purchase 3,839,780 shares, representing 8.8% of our outstanding, and approximately 0.7 million shares remain available for issuance under the 2011 Plan.  The Compensation Committee has requested that the stockholders approve an increase in the number of shares available for issuance under the 2011 Plan by 2.5 million shares, to 6.2 million shares.  At the present time, we anticipate that the number of shares requested in the Plan Amendment would be sufficient to provide equity incentives to our directors, management, and employees, both existing and new, through 2013.

The Plan Amendment
Our Board believes that, if the Plan Amendment is not approved, the shares currently available to provide incentives for current and future employees and consultants will be insufficient to retain the talent and expertise on which we currently rely, and to attract and retain highly-qualified executives and professional and scientific expertise that will be required to accomplish our long-term goals.  If we are unable to attract and retain the talent and expertise that we require, we may be unable to meet our long term objectives, which would adversely affect our business and cause the market value of our common shares to decline.  The Board strongly recommends that our stockholders approve the Plan Amendment.

Without the Plan Amendment, in particular, we will not have a sufficient share reserve to meet our current needs to attract and retain the necessary talent to execute the launch of SURFAXIN and AFECTAIR.  We may be unable to retain, reward and attract management and scientific and professional personnel to advance our promising AEROSURF and SURFAXIN LS development programs.  To be successful, we believe that it is important to retain our existing key personnel and attract new talent and expertise to execute our business strategy and advance our pipeline programs.

Our Board believes that equity incentives provide a powerful means to align the interests of our management and employees with those of our stockholders.  As of June 30, 2012, the outstanding options under all of our long-term incentive plans total in the aggregate 3,839,780 shares, or approximately 8.8% of our outstanding shares.  Of the total options outstanding, 3,563,189, or approximately 91.8%, are held by directors, current management and employees.  The remaining approximately 8.2% are held by former employees and consultants.  The following table sets forth an analysis of the exercise prices of all outstanding options as of June 30, 2012:

Options Exercise Price Range	Weighted Average Price	Average Remaining Term (years)	Options Outstanding(1) (shares)	% of Options Outstanding	Options as % of Shares Outstanding(2)
< $2.00	$1.83	9.1	1,695,200	44.1%	3.9%
$2.01 - $3.00	$2.62	9.8	1,502,150	39.1%	3.5%
$3.01 - $15.00	$7.55	7.9	18,400	0.5%	–
>$15.01	$63.85	3.8	624,030	16.3%	1.4%

(2)	As of June 30, 2012, 43,440,945 shares of Common Stock were issued and outstanding.

In approving the Plan Amendment and recommending it to our stockholders, the Board also considered the following factors:

●	As of June 30, 2012, the outstanding options held by our directors and employees comprise approximately 8.2% of our outstanding shares;

●
As of June 30, 2012,  approximately 0.7 million shares (plus any shares that might in the future be returned to the 2011 Plan as a result of cancellations, expirations and forfeitures), representing 1.6% of our outstanding shares, are available for future grant under the 2011 Plan.

●
If the Plan Amendment is approved, the total shares under existing awards and shares available for grant will represent approximately 16.2% of our outstanding shares.  The Board would use these shares for periodic awards to directors, officers, non-officer employees and consultants to retain existing talent, and to attract and retain new directors, officers, employees and consultants, as needed.

●
The Board has requested sufficient shares to meet our anticipated needs through 2013.  The Board believes that, in this stage of our development, it is prudent to return to the stockholders for authorization more frequently, rather than seek approval for the maximum number shares that would likely be acceptable.

The purposes of the 2011 Plan are to encourage selected employees, directors and consultants to acquire a proprietary interest in our future growth and performance, to generate an increased incentive to contribute to our future success and prosperity, thus enhancing our value for the benefit of our stockholders, and to enhance our ability to attract and retain exceptionally qualified individuals upon whom, in large measure, our progress, growth and profitability depend.  The Board believes that the Plan Amendment is necessary to ensure that we can continue to grant equity incentives at levels deemed by the Compensation Committee and the Board to be both appropriate and competitive.

New Plan Benefits

If the Plan Amendment is approved, the Compensation Committee plans to continue its recently-reinstated practice of considering periodic awards to our directors, officers and key non-officer employees, to provide incentives that will align the interests of our directors, officers and employees with those of our stockholders, and to restore long-term compensation incentives over time to a level that corresponds to other comparable biopharmaceutical and life sciences companies.  If our stockholders approve Proposal 3, the Compensation Committee may determine in 2012 to (i) make additional awards to our directors, officers and key employees, (ii) make awards to new hires and to  induce potential executive officers to join us, or (iii) make awards to consultants and expert advisors in connection with our research and development programs, although there can be no assurance that the Compensation Committee will make any such awards.  To determine the size of grants to individual executives, the Compensation Committee will consider a number of factors, including our success in, and the executive’s contribution to, achieving corporate goals, the scope of an executive's responsibilities, individual performance, the executive’s expected contribution to achieving our corporate goals in the future, the size, value and term of current long-term compensation, and the size and frequency of grants by comparable biopharmaceutical and life sciences companies to similarly-situated executives.  In addition, to determine the level of awards for non-executive employees, the Compensation Committee plans to review available data about awards of similarly-situated companies (based on size, region and markets) to employees holding comparable positions and plans to make annual awards based on this data.

In making its determinations, the Compensation Committee plans to rely, among other criteria, on market surveys such as the Radford Life Sciences Survey, a compilation of compensation data from over 539 biotech and pharmaceutical companies reported based upon such criteria as company size, geographic location, title and job responsibilities.  The Compensation Committee does not have a policy of adhering to a strict formulaic process to determine the weighting of components of compensation.  Rather, the Compensation Committee will assess the totality of the circumstances, and may, in its discretion, consider and give weight to such additional factors as an individual’s overall contribution, teamwork skills and leadership qualities.

On July 20, 2012, the closing market price per share of our common stock, The NASDAQ Capital Market® symbol: DSCO, was $2.71.

Required Vote and Recommendation

The affirmative vote of a majority of the shares or our Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Plan Amendment.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PLAN AMENDMENT.

DESCRIPTION OF THE 2011 PLAN

This section includes a summary of the 2011 Plan, and is qualified in its entirety by the full text of the 2011 Plan, which we filed with the SEC on August 15, 2011 as Appendix II to our 2011 Definitive Proxy Statement on Form DEF 14A.  Copies of the 2011 Plan may also be obtained by writing to us at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976, attention Corporate Secretary, Legal Department.  The 2011 Plan was adopted by the Board on July 28, 2011, to be effective only upon approval of our stockholders, which occurred at the 2011 Annual Meeting of Stockholders on October 3, 2011.

The purposes of the 2011 Plan are to encourage selected employees, directors and consultants to acquire a proprietary interest in the future growth and performance of the Company, to generate an increased incentive to contribute to our future success and prosperity, thus enhancing our value for the benefit of our stockholders, and to enhance our ability to attract and retain exceptionally qualified individuals upon whom, in large measure, our sustained progress, growth and profitability depend.

The 2011 Plan replaced our 2007 Plan.  No further awards will be granted under the 2007 Plan, although any shares returnable to the 2007 Plan as a result of cancellations, expirations, forfeitures, settlements in cash or other termination or settlement without delivery of the full number of such shares, shall automatically become available for issuance under the 2011 Plan.  On its effective date, the 2007 Plan replaced the 1998 Plan.  No further options are issuable under the1998 Plan and shares returnable to the 1998 Plan due to cancellations, expirations and forfeitures are not made available for re-issuance under either the 2007 Plan or the 2011 Plan.  Awards outstanding under the 1998 Plan and the 2007 Plan continue to be governed by the terms of the 1998 Plan or 2007 Plan, as appropriate (and the applicable award agreements).

Eligibility.  All of our employees, directors or consultants are eligible to participate in the 2011 Plan.  As of June 30, 2012, we had approximately 89 full-time and part-time officers and employees, five directors and an estimated 24 consultants that are eligible participants under the 2011 Plan.

Administration.  Under the 2011 Plan, a committee of at least two directors who are both “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act is responsible for the administration of the 2011 Plan.  The Board has designated the Compensation Committee (the “Committee”) to be the responsible committee to administer the 2011 Plan.  Under the terms of the 2011 Plan, the Committee has the authority to:

•	establish rules and guidelines for the administration of the 2011 Plan and amend, suspend or waive any such rules or guidelines;
•	select the employees, directors and consultants to whom awards are granted and to make such grants;
•	determine the size and types of awards to be granted and the number of shares covered by such awards;
•	set the terms and conditions of such awards (including the prices, consideration to be paid, expiration dates and other material conditions upon which such awards may be exercised);
•	prescribe award agreements evidencing or setting the terms of such awards (which need not be the same for each participant);
•	determine whether, to what extent, and under what circumstances the awards may be settled or exercised in cash, shares, other securities or other awards;
•	determine whether, to what extent, and under what circumstances awards may be canceled, forfeited or suspended;
•
appoint agents that the Committee deems appropriate for the proper administration of the 2011 Plan and make any determination the Committee deems necessary or desirable for the administration of the Plan; and

•	correct any defect, supply any omission or reconcile any inconsistency in the 2011 Plan or any award thereunder in a manner it deems desirable to carry the 2011 Plan into effect.

The Committee has the sole discretion to administer, make determinations under and interpret the 2011 Plan.  The Committee may delegate its authority under the 2011 Plan to one or more members of the Committee or our officers in accordance with the terms and limitations of the 2011 Plan.

Shares Available for Awards.  Shares delivered pursuant to an award may consist of authorized and unissued shares or treasury shares.  If any shares covered by an award under either the 2011 Plan or the 2007 Plan are forfeited or otherwise terminated or settled without delivery of shares, then the shares covered by such an award shall again be available for granting awards under the 2011 Plan.  In an acquisition, any awards made and any of the shares delivered upon the assumption of or in substitution for outstanding grants made by the acquired company will not be counted against shares available for granting awards under the 2011 Plan.

Stock Options and Stock Appreciation Rights.  The Committee may award stock options in the form of nonqualified stock options or incentive stock options, or stock appreciation rights, each with a maximum term of ten years.  The Committee will establish the vesting schedule for stock options and the method of payment for the exercise price, which may include cash, shares, other awards or other property or any combination thereof.  The exercise price for an option shall not be less than 100% of the fair market value of one share on the date of grant, subject to certain adjustments described below. The Committee will establish the per-share stock grant price, which shall not be less than 100% of the fair market value of one share on the date of grant, subject to certain adjustments described below.  The Committee shall also establish the vesting schedule and the method of settlement of stock appreciation rights, which may include cash, shares or other property, and whether or not a stock appreciation right will be freestanding or in tandem or combination with any other award.  A stock appreciation right confers upon the recipient the right to receive, upon exercise of a vested stock appreciation right, the excess of the fair market value of one share on the date of exercise over the per-share grant price.

Restricted Stock and Restricted Stock Units.  The Committee may award restricted stock and restricted stock units and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends.  The Committee may establish the manner and timing under which restrictions may lapse.  If employment is terminated during the applicable restriction period, shares of restricted stock and restricted stock units still subject to restriction will be forfeited, except as determined otherwise by the Committee or as provided in the applicable award agreement.

Performance Awards and Other Stock-Based Awards.  The Committee may grant performance awards, which may be denominated in cash, shares, other securities or other awards and payable to, or exercisable by, the participant upon the achievement of performance goals during performance periods, as established by the Committee.  Performance criteria are such measures, as determined by the Committee, which are used to measure  performance during a performance period.  The Committee may designate performance criteria from among the following, either individually, alternatively, or in any combination, applied either to us as a company or to a business unit or related subsidiary, measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated company group:

•	achieving specified milestones in the discovery, development, commercialization or manufacturing of one or more of our product candidates;
•	obtaining debt or equity financing;
•	achieving personal management objectives;
•
achieving sales, revenue, net income (before or after taxes), net earnings, earnings per share, return on total capital, return on equity, cash flow, cash flow from operations, operating profit and/or margin rate targets.

Performance criteria may be subject to adjustment by the Committee to remove the effect of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or business, or related to a change in accounting principle, or otherwise.  The Committee may grant other stock-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares, under the terms and conditions as the Committee will determine.

Dividend Equivalents.  The Committee may grant dividend equivalent awards that entitle the participant receiving such award the right to receive payments equivalent to dividends or interest with respect to the number of shares and on the terms as determined by the Committee.  The Committee may provide that the amounts (if any) of such awards will be deemed to have been reinvested in additional shares or otherwise reinvested.  With respect to dividend equivalents on restricted stock units, unless otherwise determined by the Committee, such dividend equivalents will be either (A) paid with respect to such restricted stock units at the dividend payment date in cash or unrestricted shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such restricted stock units, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in restricted stock units, other awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a participant to elect, and will be paid when the restricted stock units to which they relate are settled.  Unless otherwise determined by the Committee, cash, shares and other property distributed in connection with a stock split or stock dividend, and other property distributed as a dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock and restricted stock units with respect to which such shares or other property have been distributed.

Transferability and Per-Person Limitations.  Awards are not transferable other than by will or the laws of descent and distribution unless determined otherwise by the Committee.  Awards may not be pledged or otherwise encumbered.  The number of shares with respect to which stock options and stock appreciation rights may be granted during any year to an individual participant will not exceed 1.5 million shares, and the number of shares with respect to which restricted stock, restricted stock units, performance awards and other stock-based awards that may be granted in any year to an individual participant will not exceed 750,000 shares, in each case, subject to adjustment as described below.  The aggregate number of shares subject to awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code granted in any calendar year to any one individual (taking into account the maximum number payable based on performance exceeding target objectives) shall not exceed three million shares (in the case of awards denominated in shares) or $5 million (in the case of awards settled in cash) per calendar year.  In the case of an award with a multi-year performance period, these limits shall apply to each full or partial calendar year in the performance period.

Adjustments.  In the event of certain corporate transactions or events affecting the number or type of our outstanding common shares, including, for example, a dividend or other distribution (whether in cash or stock), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2011 Plan..  These adjustments include changing the number and type of shares to be made the subject of awards under the 2011 Plan and outstanding awards; changing the per-participant limitations on awards and the grant, purchase or exercise price of outstanding awards; other value determinations applicable to outstanding awards and changing the limit on the total amount of restricted stock, restricted stock units, performance awards or other stock-based awards that may be granted.  The Committee may also make adjustments in the terms of awards in connection with certain acquisitions, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting us or our financial statements or of changes in applicable laws, regulations, or accounting principles.

Termination.  Unless otherwise provided in the award agreement, in the event that a participant’s employment or service is terminated for cause, such participant’s unvested or unexercised awards shall immediately be forfeited or terminate, as applicable.  On the death or disability of a participant, such participant’s restricted stock awards shall become nonforfeitable, and exercisable unexercised options or stock appreciation rights may, during the term of such award, be exercised within the 12 months after such participant’s death, and within ninety 90 days after termination on account of disability (but in each case, only during the term of such award).  On termination for any other reason, the participant’s forfeitable restricted stock awards shall be forfeited, and the participant’s exercisable unexercised options or stock appreciation rights may be exercised during the term of such award not later than three months after such termination.  On termination for cause, or in the event a participant breaches post-termination covenants, we may repurchase for a period of one year after such termination for cause or actual discovery by us of the breach, as applicable, at the lesser of the purchase price or fair market value all or a portion of shares acquired upon exercise of an award or require a participant to repay the amount of profits derived by participant upon the disposition of shares underlying an award during the previous three years.

Plan Term.  The 2011 Plan will terminate on the date on which no shares remain available for delivery under the 2011 Plan and we have no further rights or obligations under the 2011 Plan with respect to outstanding awards under the 2011 Plan, unless earlier terminated in accordance with the provisions of the 2011 Plan.

Amendments.  The Committee may waive conditions or amend the terms of awards, or otherwise amend or suspend awards already granted subject to certain conditions.  Our Board of Directors may amend, alter, suspend, discontinue or terminate the 2011 Plan in whole or in part at any time, except that, without prior stockholder approval:

●	no material amendment shall be made for which stockholder approval is required by law, regulation, or stock exchange;
●	no amendment may increase the number of shares available for award under the 2011 Plan except through adjustments as described above; and
●
no amendment will permit the re-pricing of options, stock appreciation rights or other stock-based awards (whether through replacement, cancellation and re-grant or by lowering the exercise price or grant price of a previously granted award).

Change in Control.  Except as otherwise provided in a participant’s employment, consulting or other applicable agreement, in the event of a Change in Control (as defined below), the vesting of outstanding options and stock appreciation rights will automatically be accelerated and become immediately exercisable, unless such awards are assumed by the successor corporation, replaced with an equivalent cash incentive program or the acceleration of such awards is subject to other limitations under the applicable award agreement.  In the event of a Change in Control, outstanding restrictions on restricted stock awards will terminate automatically, and shares subject to such restrictions will immediately vest in full, except that the following restrictions shall survive: (i) any repurchase rights we have are assigned to the successor corporation or (ii) such awards are subject to other limitations under the applicable award agreement or would trigger additional taxes under Section 409A of the Code.

“Change of Control” has the meaning set forth in a participant’s employment, consulting or other applicable agreement, or if such term is not defined in any such agreement, has the meaning provided in the 2011 Plan, which includes change of control for purposes of Section 409A of the Code.

Federal Income Tax Consequences.  The grant of an option or stock appreciation right will create no tax consequences for the participant or us at the time of the grant.  A participant will have no taxable income upon exercise of an incentive stock option except that the alternative minimum tax may apply.  Upon exercise of an option other than an incentive stock option, or a stock appreciation right, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise or grant price.  Upon a disposition of shares acquired by exercise of an incentive stock option on or before the earlier of the second anniversary of the grant of such incentive stock option or the first anniversary of the exercise of such option, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price.  Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss.  Other awards under the 2011 Plan, including restricted stock and restricted stock units will generally result in ordinary income to the participant equal to the value of the award at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered shares or other awards.

We are generally entitled to claim a tax deduction with respect to an award granted under the Plan when the participant recognizes ordinary income with respect to the award in an amount equal to the ordinary income that is recognized by the participant.  We are not entitled to claim any tax deduction for any amount recognized by a participant as capital gains.

Section 83.  A participant may elect under Section 83(b) of the Code to be taxed at the time of grant of restricted stock or other restricted property on the value of the property at that time rather than to be taxed when restrictions or the risk of forfeiture lapses on the value of the property at that time, and we would have a deduction available at the same time and in the same amount as the participant recognizes income.

 However, if the participant subsequently forfeits the shares or property, he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which her or she previously paid tax.  Except as discussed below, we generally will be entitled to a tax deduction at the time and equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation right, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant.  Thus, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m).  Section 162(m) of the Code limits the amount of compensation we may deduct with respect to our Chief Executive Officer and each of the other Named Executive Officers (other than the Chief Financial Officer) to $1 million per year.  However, this limitation does not apply to certain performance-based compensation.  By requesting stockholder approval of the Plan, as amended by the Plan Amendment described in this proxy statement, we intend that stock options and stock appreciation rights, and also restricted stock and restricted stock units granted under the 2011 Plan, as amended, that are subject to performance goals may qualify as performance-based compensation exempt from the $1 million deductibility cap.  A number of requirements must be met in order for particular compensation to so qualify, and in certain circumstances the Committee may, in its discretion, determine to provide awards that are not exempt from the $1 million deductibility cap, and thus there can be no assurance that such compensation under the 2011 Plan, as amended, will be fully deductible.  In addition, restricted stock and other awards that are not subject to specified performance goals, generally will not qualify for the exemption for performance-based compensation, and compensation paid to certain executive officers may not be deductible.

Section 409A.  Some restricted stock units and other awards subject to deferral features (excluding certain exempted short-term deferrals) may be subject to Section 409A of the Code, which regulates deferral arrangements.  In such cases, the settlement of the award would have to meet certain restrictions in order for the participant not to be subject to accelerated tax and a tax penalty at the time of vesting rather than at the time of settlement.  One significant restriction would be a requirement that the timing of the settlement not be controlled by the participant’s exercise of discretion.  If the participant is subject to accelerated tax at the time of vesting (instead of the time of settlement), our deduction would also be accelerated.  We intend that awards under the 2011 Plan will generally be structured to meet applicable requirements under Section 409A.

This general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2011 Plan.  Different tax rules may apply to specific participants and transactions under the 2011 Plan, particularly in jurisdictions outside the United States.

OTHER BUSINESS

The Board is not aware of any matters which will be brought before the Annual Meeting other than those specifically set forth herein.  If any other matter properly comes before the Annual Meeting, it is intended that the persons named in and acting under the enclosed proxy or their substitutes will vote thereon in accordance with their best judgment.

INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE VOTED UPON

None of the nominees for election as Director or our executive officers, or any associate of a nominee or executive officer, has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter included in the Proposals to be acted upon at the Annual Meeting.  This determination is made without regard to any interest arising from the ownership of our Common Stock where the holder receives no extra or special benefit not shared on a pro rata basis by all other stockholders.

EXECUTIVE OFFICERS

Information about our Executive Officers, including their names and positions with us, and their ages, work history and education, are set forth in our Form 10-K/A, which is a part of our 2011 Annual Report to Stockholders being delivered to stockholders together with this proxy statement.   In addition to those listed in our Form 10-K/A, the following executive has joined our Executive Management Team.

Michael L. Magee, 51, has served as our Vice President, Quality Operations since May 2012, having previously served as Executive Director, Quality Operations since joining the Company in June 2011.  Previously, Mr. Magee was employed by Johnson & Johnson for more than 23 years in roles of increasing responsibility, most recently in Global Technical Services as Principal Scientist, Parenteral Platform Technology (2009-2011) with responsibility for global technical transfer, new product introductions, and marketed product support, and previously as Site Quality Director, Raritan Operations  (2004-2009) with responsibility for biopharmaceutical manufacturing plant quality operations supplying greater than 50 global markets.  Prior to that, Mr. Magee held leadership roles in Quality Assurance, Process Excellence, Validation, Manufacturing Operations, and Plant Management.  Mr. Magee received his Bachelor of Science degree in Chemistry from Moravian College and his Bachelor of Science degree in Pharmacy from the Philadelphia College of Pharmacy and Science.

Mr. Magee has more than 25 years of drug product development, technical service, manufacturing, and quality operations experience across diverse platforms and technologies.  His management and health authority compliance responsibilities have included the implementation of robust quality management systems.

Family Relationships

There are no family relationships among directors or executive officers of the Company.

SUMMARY COMPENSATION TABLES

Named Executive Officers

The following table summarizes, for the years 2011 and 2010, the compensation of (1) the individual who was serving as our principal executive officer during 2011 and (2) the two most highly-compensated executive officers (other than the principal executive officer) who were serving as executive officers on December 31, 2011 ranked by their total compensation for the fiscal year ended December 31, 2011, to whom we collectively refer herein as our “Named Executive Officers.”

To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Non-Equity Incentive Plan Compensation” and “Nonqualified Deferred Compensation Earnings.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Award ($)(1)	Option Award ($) (2)	All Other Comp. ($)		Total ($)

W. Thomas Amick	2011	$400,000		$15,000		$–	$584,200	$84,722	(4)	$1,083,922
Chairman of the Board and	2010	330,333	(3)	–		92,000	4,257	44,961	(4)	471,551
Chief Executive Officer

John G. Cooper	2011	325,000		15,000		–	365,125	16,500		721,625
President, Chief Financial	2010	313,375		50,000	(5)	66,000	–	8,250		437,625
Officer and Treasurer

Thomas F. Miller	2011	300,000		40,000		–	292,100	16,500		648,600
Senior Vice President and	2010	267,708		–		49,500	–	8,250		325,458
Chief Operating Officer

(1)
Represents the fair value of the stock awards as of the date of grant, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC Topic 718), “Stock Compensation.”  The assumptions that we utilized are described in Note 11, “Stock Options and Stock-based Employee Compensation,” to our consolidated financial statements for the year ended December 31, 2011, which are included in 2011 Annual Report to Stockholders being delivered to stockholders together with this proxy statement.  The date of the grant to Messrs. Cooper and Miller was September 27, 2010.  The date of the grant to Mr. Amick was October 18, 2010.  As of December 31, 2011, the amounts reported in the table had not been paid to, or realized by, the Named Executive Officer; however, these awards vested on March 6, 2012, upon the issuance by the U. S. Food and Drug Administration (FDA) of a marketing approval with respect to our New Drug Application (NDA) for SURFAXIN (the “SURFAXIN Approval”).  As a result, Messrs, Amick and Cooper and Dr. Miller realized income of $100,001, $75,000, and $56,250, respectively.  Pursuant to the terms of the respective grants, The SURFAXIN Approval was the earliest to occur of the following vesting events: (i) the second anniversary of the date of grant; (ii) the date of the SURFAXIN Approval, or (iii) the effective date of a strategic alliance, collaboration agreement or other similar arrangement for the development and/or commercialization of SURFAXIN, SURFAXIN LS or AEROSURF; with the additional condition that the awardee be actively providing services to us on the vesting date.

(2)
Represents the grant date fair value of the stock options computed in accordance with ASC Topic 718.  The assumptions that we utilized are described in Note 11, “Stock Options and Stock-based Employee Compensation,” to our consolidated financial statements for the year ended December 31, 2011, which are included in 2011 Annual Report to Stockholders.  The amounts reported in the table have not been paid to, nor realized by, the Named Executive Officer.  The Compensation Committee approved on October 7, 2011, a grant to Messrs. Amick and Cooper and Dr. Miller of an option to purchase 400,000, 250,000 shares and 200,000 shares, respectively, with an exercise price of $1.83; and on July 7, 2010, a grant to Mr. Amick of an option to purchase 2,000 shares at an exercise price of $2.70.  All options granted in 2011 vest in a series of three successive equal annual installments beginning with the first year anniversary of the grant.  The options granted in 2010 to Mr. Amick vested on the first anniversary, July 7, 2011.  All options have a term of 10 years.

(3)	Represents $247,000 paid in 2010 under the terms of the Interim CEO Agreement (as defined below), and an additional $83,333 in salary paid in 2010 under an Executive Employment Agreement.

(4)	This amount includes temporary living expenses for 2011 and 2010, of $63,422 and $12,617, respectively. Total Director compensation paid to Mr. Amick in 2010 was $31,500.

(5)
Represents a special bonus awarded at the time that Mr. Cooper was elected President to acknowledge his executive management responsibility and efforts during the transition from the departure of our former President and Chief Executive Officer through Mr. Amick’s tenure as Interim Chief Executive Officer.

Executive Employment Agreements

On May 4, 2012, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Discovery Laboratories, Inc. (the “Company”) approved employment agreements (the “Executive Agreements”) with certain executives, including Messrs. Amick and Cooper and Dr. Miller, on substantially similar terms. These Executive Agreements are substantially similar to and replace agreements (“Expired Agreements”) that were in effect throughout 2011 and expired on May 3, 2012.  The Expired Agreements would have renewed automatically for an additional one-year term; however, on February 3, 2012, at the direction of the Compensation Committee and in accordance with the terms of the Expired Agreements, we provided notice of non-renewal.  The Compensation Committee then conducted an independent review to define appropriate terms for the Executive Agreements.

The Executive Agreements will expire on May 3, 2013, but will renew automatically for an additional one-year term if neither party provides notice of non-renewal at least 90 days prior to expiration of the term.  The Executive Agreements include a 12-month post-employment noncompetition agreement and provide for confidentiality and the assignment of all intellectual property rights to the Company. The base salaries under the Executive Agreements for Messrs. Amick and Cooper and Dr. Miller are $415,000, $335,000, and $310,000, respectively.  The Executive Agreements also provide for the following benefits:

●
Upon termination by us without Cause or by the executive for Good Reason, or in the event of a Change in Control, in each case as defined in the Executive Agreements, each executive is entitled to: a pro rata bonus payable in a lump sum payment that is equal to the greater of the executive’s target bonus or the bonus paid in the previous fiscal year (the Annual Bonus) multiplied by a fraction, the numerator of which is the number of days the executive was employed by us in the current fiscal year and the denominator of which is 365; to the extent that the executive is subject to certain excise taxes under Section 4999 of the Internal Revenue Code, reimbursement of those excise taxes; and any additional federal, state, local and excise tax resulting from such gross-up payments. In addition, in the event of “change of control” as that term is defined in the Executive Agreements (“Change in Control”), the executives will be entitled to accelerated vesting of unvested stock options and restricted stock awards, if any, under our long-term incentive plans.

●
Upon termination by us without Cause or by the executive for Good Reason, as defined in the Executive Agreements, each executive is entitled to: a lump sum payment that is equal to the product obtained by multiplying the sum of the executive’s base salary then in effect plus the Annual Bonus by a multiplier, which is 1.5 for Mr. Amick, 1.25 for Mr. Cooper and 1.0 for Dr. Miller; reimbursements for continuing health benefits (except to the extent previously paid by the executive immediately prior to the termination of employment) for the executive and the members of the executive’s family who were participating in our health plans at the time of termination for a period, which is 18 months for Mr. Amick, 15 months for Mr. Cooper, and 1 year for Dr. Miller, in each case, reduced to the extent that a subsequent employer provides the executive with substantially similar coverage (on a benefit-by-benefit basis). In addition, all options and restricted stock awards of Messrs. Amick and Cooper will vest immediately and all such options will continue to be exercisable for the remainder of their stated terms.

●
Upon termination in connection with a Change in Control, the executive is entitled to: a lump sum payment that is equal to the product obtained by multiplying the sum of the executive’s base salary then in effect plus the Annual Bonus by a multiplier, which is 2.0 for Mr. Amick and Mr. Cooper and 1.5 for Dr. Miller; reimbursements for continuing health benefits (except to the extent previously paid by the executive immediately prior to the termination of employment) for the executive and the members of the executive’s family who were participating in our health plans at the time of termination for a period, which is 2 years for Mr. Amick and Mr. Cooper, and 18 months for Dr. Miller, in each case, reduced to the extent that a subsequent employer provides the executive with substantially similar coverage (on a benefit-by-benefit basis). In addition, all outstanding options and restricted stock awards will vest immediately and all options will continue to be exercisable for the remainder of their stated terms.

●
Upon a Change in Control and assuming the executive remains employed with the acquirer, the executive’s annual bonus in each of the two fiscal years immediately following the Change in Control must be at least equal to the Annual Bonus preceding the Change in Control. In addition, a termination is considered “termination in connection with a change of control” if the executive’s employment is terminated other than for cause or by the executive for Good Reason during the 24 months following the change of control.

●
In addition, Mr. Amick is entitled to reimbursement of certain expenses associated with travel, housing and other incidentals, to be paid in accordance with guidelines of the Internal Revenue Service. Mr. Amick is entitled to tax gross-up payments for these expenses. The amount of such reimbursement shall be determined by resolution of the Compensation Committee.

The Expired Agreements were substantially similar to the related Executive Agreements.  The differences between the current agreements and the Expired Agreements include but are not limited to the following: (1) the base salaries under the Expired Agreements for Messrs. Amick and Cooper and Dr. Miller were $400,000, $325,000, and $300,000, respectively, (2) instead of using the Annual Bonus with respect to calculations set forth in the description above, the Expired Agreements used, in each case, the largest annual cash bonus received by the executive in the three fiscal year immediately preceding the Change in Control (as defined in the respective Expired Agreements) or termination, as applicable; (3) the multiplier and period for extended benefits upon termination in connection with a change in control was 2.5 and two and one half years for Mr. Amick and Mr. Cooper, and 2.0 and two years for Dr. Miller; (4) and the multiplier upon termination by us without cause or by the executive for Good Reason and period for extended benefits was 1.5 and 18 months for Mr. Cooper.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards (including grants that vest contingently upon the occurrence of a specified milestone) held by the Named Executive Officers on December 31, 2011.  The market values reported below were computed on the basis of the closing market price of our stock on Nasdaq on December 30, 2011 of $1.68.

To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Option Awards – Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options”, “Stock Awards: Number of Shares or Units of Stock That Have Not Vested”, and “– Market Value of Shares or Units of Stock That Have Not Vested”.

	Option Awards						Stock Awards (RSAs)
Named Executive Officer	No. of Securities Underlying Unexercised Options – Exercisable		No. of Securities Underlying Unexercised Options – Unexercisable		Option Exercise Price ($)*	Option Expiration Date	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

W. Thomas Amick	1,667	(1)			$156.45	3/23/14			$–
	2,000	(1)			130.95	9/14/14
	1,667	(1)			94.20	5/13/15
	2,000	(1)			23.85	6/8/16
	2,667	(1)			49.05	6/21/17
	2,000	(1)			30.45	6/11/18
	4,000	(1)			7.35	9/3/19
	2,000	(1)			2.70	7/7/20
			400,000	(7)	1.83	10/7/21
							26,667	(8)	44,801

John G. Cooper	7,000	(2)			25.80	6/27/12
	2,000	(2)			28.35	11/5/12
	5,333	(4)			41.25	12/13/12
	5,333	(3)			121.19	9/12/13
	13,333	(5)			137.55	12/15/13
	5,000	(6)			97.05	8/12/14
	5,000	(5)			135.30	12/17/14
	3,333	(2)			105.15	1/3/16
	16,666	(2)			33.75	5/17/16
	13,333	(2)			36.90	12/15/16
	10,667	(2)			49.05	6/21/17
	10,000	(2)			39.15	12/11/17
	8,889	(7)			18.15	12/12/18
	17,778	(7)			28.95	12/12/18
			250,000	(7)	1.83	10/7/21
							20,000	(8)	33,600

Thomas F. Miller	2,333	(7)			118.50	8/31/14
	1,666	(5)			135.30	12/17/14
	2,000	(2)			100.35	6/10/15
	2,333	(2)			105.15	1/3/16
	4,667	(2)			21.00	6/12/16
	1,000	(2)			29.85	7/6/16
	6,667	(2)			36.90	12/15/16
	5,333	(2)			49.05	6/21/17
	7,334	(2)			39.15	12/11/17
	3,333	(7)			18.15	12/12/18
	6,666	(7)			28.95	12/12/18
			200,000	(7)	1.83	10/7/21

							15,000	(8)	25,200

*	The Option Exercise Price has been adjusted where applicable to reflect the 1-15 reverse stock split effective December 28, 2010.

(1)	These options vested and became exercisable on the first anniversary of the date of grant, and expire, as listed above, on the tenth anniversary of the date of grant.

(2)
These options vested and became exercisable in four equal installments on the date of grant and the next three anniversaries of the date of grant, and expire, as listed above, on the tenth anniversary of the date of grant.

(3)
These options vested and became exercisable as follows: one fourth on the date of grant and thereafter in 24 equal installments at the close of each of the following 24 months.  These options expire, as listed above, on the tenth anniversary of the date of grant.

(4)	These options vested and became exercisable on December 13, 2006. The options expire, as listed above, on the tenth anniversary of the date of grant.

(5)
As granted, these options vested and became exercisable as follows: one fourth on the date of grant and thereafter in 36 equal installments at the close of each of the following 36 months.  In December 2005, the Compensation Committee accelerated the vesting of all stock options that at the time had an exercise price of $135.30 or greater, subject to a written “lock-up” agreement, which has since expired. The options expire, as listed above, on the tenth anniversary of the date of grant.

(6)
These options vested and became exercisable as follows: one fourth on the date of grant and thereafter in 36 equal installments at the close of each of the following 36 months.  These options expire, as listed above, on the tenth anniversary of the date of grant.

(7)	These options vest and become exercisable in three equal installments on the first three anniversaries of the date of grant, and expire, as listed above, on the tenth anniversary of the date of grant.

(8)
These RSAs vested on March 6, 2012, the date of the SURFAXIN Approval, which was the earliest to occur of the following vesting events: (i) the second anniversary of the date of grant; (ii) the date of the SURFAXIN Approval, and (iii) the effective date of a strategic alliance, collaboration agreement or other similar arrangement for the development and/or commercialization of SURFAXIN, AEROSURF or SURFAXIN LS; with the additional condition that the awardee be actively providing services to us on the vesting date.

Retirement Benefits

During 2011, none of our Named Executive Officers participated in any plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement, other than our 401(k) savings plan (“401(k) Plan”).  Under the 401(k) Plan, eligible employees (as defined in the 401(k) Plan) may elect to make pre-tax deferrals or Roth deferrals up to 70% of annual compensation (which is limited for this purpose in 2011 to $245,000, but in any event not more than $16,500).  The 401(k) Plan also permits (i) rollover contributions and (ii) catch up contributions by employees over the age of 50.  Under the 401(k), we may make matching contributions, which in 2011 equaled 100% of an employee’s deferred compensation, paid quarterly in the form of shares of our common stock determined by reference to the lower of (i) the average closing price of shares of our common stock on all trading days in the applicable quarter, or (ii) the closing price of our common stock on the last trading day of the quarter.

Participant contributions are fully vested when made.  Employer contributions generally vest in full over the first three years of service (as defined in the 401(k) Plan), with 34% vesting upon the anniversary of the first year of service, 33% vesting upon the anniversary of the second year of service, and 33% vesting upon the anniversary of the third year of service, provided, that a participant may not dispose of any shares of our common stock representing the employer contribution until all shares are fully vested at the end of the third year of service.  The 401(k) Plan does not permit the acquisition or holding of employer securities, other than the shares of our common stock credited to participant accounts to satisfy the employer match.  The 401(k) Plan contains standard provisions covering breaks in service, payment of expenses out of plan assets, hardship distributions, and distributions upon termination of employment, including retirement.

The 401(k) plan is intended to be a qualified plan under the rules and regulations of the Internal Revenue Service.  We act as Plan Administrator, the trustee and custodian of plan assets is The Charles Schwab Trust Company and the third party administrator is Sentinel Benefits & Financial Group.  As Administrator, and with the assistance of Sentinel Benefits & Financial Group, we determine the list of funds that will be made available to participants, who then direct the investment of their participant account balances among those funds.  In addition, participants may elect to place their entire plan assets (other than shares of our common stock from the employer match that are not vested) in a self-directed brokerage account with Charles Schwab & Co., Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, there were no transactions between us and any person that is a related party to us since the beginning of our fiscal year ended December 31, 2011, and none are currently proposed.  Any proposed transaction between us and any related party that involves an amount in excess of $120,000 must be submitted to, and reviewed and approved by, the Audit Committee of the Board.  The Audit Committee will make its determination based on the particular circumstances of the proposed transaction, including whether the proposed transaction is in our best interest and does not involve an expense in excess of that which would likely be incurred in an arms’ length transaction.  In reviewing such transactions, the Audit Committee refers to our written corporate policies related to conflicts of interest and related party transactions.

In connection with an existing loan that we made to David L. Lopez, a former executive officer, in 2000 as part of an incentive for Mr. Lopez to relocate to our headquarters location, the largest aggregate amount of principal outstanding during 2011 and through March 31, 2012 was $173,878.11.  In accordance with the terms of a separation agreement with Mr. Lopez, the full amount outstanding under the loan has been repaid.

On June 5, 2012, our Audit Committee reviewed and approved our entering into a Consulting Agreement with  L.A. Communications, the principal of which is Lisa Amick, the wife of our Chief Executive Officer and Chairman.  Under the Agreement, Mrs. Amick will develop for us a Parent/Patient Advocacy Program for parents of patients in the neonatal intensive care unit (NICU) and provide certain meeting planning services.  In approving the arrangement, the Audit Committee reviewed the proposed form of consultant agreement and discussed Mrs. Amick’s experience, the amount to be paid to Mrs. Amick, which is capped at $120,000, and compared the billing rates to rates of other consultants with whom we have similar agreements.  To mitigate perceived conflicts of interest, the Audit Committee also required that Mrs. Amick’s report to and be managed by designated senior executives other than Mr. Amick.  The Agreement has a term of one year, is subject to early termination, as provided in the agreement and may be extended by agreement of the parties and the approval of the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, officers (including a person performing a principal policy-making function) and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company.  Reporting Persons are required by SEC regulations to furnish us with copies of all filings they file make under Section 16(a) and we are required to identify those Reporting Persons who failed to make such filings timely.  Based solely on a review of the copies of any such filings made available to us and written representations from our officers and directors, we believe that all Reporting Persons complied with the filing requirements under Section 16(a) of the Exchange Act during the year ended December 31, 2011.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may send general communications, including stockholder proposals, to our Board, Chairman of the Board or any individual director.  These communications may be sent in the form of a letter to our principal executive offices as follows: c/o Corporate Secretary, Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  All communications will be reviewed by the Corporate Secretary and, unless otherwise indicated in such communication, submitted to the Board, Chairman or individual director, as appropriate.

STOCKHOLDER NOMINATIONS FOR CANDIDATES FOR DIRECTOR
FOR NEXT YEAR'S ANNUAL MEETING

The Nomination and Governance Committee of the Board will consider any candidate timely submitted by stockholders of record at the time of any such nomination in compliance with applicable SEC rules and our Amended and Restated By-Laws (the “By-Laws”).  Assuming that next year’s annual meeting is held within 30 days of the anniversary of this year’s Annual Meeting, to be considered timely, any stockholder nomination must be in compliance with the procedure set forth in our By-laws and received no earlier than February 22, 2013 and no later than March 22, 2013 and should be sent to the Nomination and Governance Committee, c/o Corporate Secretary, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  The Nomination and Governance Committee determines, in its sole discretion, whether any such candidate qualifies for candidacy under the criteria described above and in the charter of the Nomination and Governance Committee.

Stockholders’ nominations for candidates for election at the 2013 Annual Meeting must be submitted in writing to our Corporate Secretary and, to be in proper form, must include the following information about the proposed candidate: (i) the candidate’s name, age, business address and residence address, (ii) the candidate’s principal occupation or employment, (iii) the class or series and number of shares of our capital stock owned beneficially or of record by the candidate, (iv) a representation that the candidate does not have, nor will not have, any undisclosed voting commitments or other arrangements with respect to such candidate’s actions as a director, (v) any other information relating to the candidate or such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (vi) a written consent of the candidate to being named as a nominee and to serve as a director if elected.

Stockholders’ nominations must include the following information about the nominating stockholder: (a) the nominating stockholder’s name and record address, (b) the class or series and number of shares of our capital stock owned beneficially or of record by the nominating stockholder, (c) a description of all arrangements, material relationships, or understandings between such stockholder and each proposed candidate and any other person or persons pursuant to which the nomination is to be made by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the candidate, (e) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of our capital stock or with a value derived in whole or in part from the value of any class or series of shares of our capital stock, whether or not such instrument or right shall be subject to settlement in the underlying class or series of our capital stock or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (f) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of our capital stock; (g) any short interest in any security of ours (for this purpose, the stockholder shall be deemed to have a short interest in a security if such stockholder directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security); (h) any rights to dividends on the shares of our capital stock owned beneficially by such stockholder that are separated or separable from the underlying shares; (i) any proportionate interest in shares of our capital stock or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (j) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our capital stock or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date; and (k) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.  From time to time, the Board may change the process through which stockholders may recommend candidates to the Nomination and Governance Committee.  Please refer to our website at http://www.discoverylabs.com for changes in this process.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at our next annual meeting of stockholders must be submitted in writing in compliance with applicable SEC rules and our Amended and Restated By-Laws to the Corporate Secretary at our principal executive offices, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.  If the 2013 Annual Meeting is held within 30 days of the anniversary of the 2012 Annual Meeting, such proposals must be in compliance with our By-laws and received by us no earlier than February 22, 2013 and no later than March 22, 2013.  If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials.  In that event, we will issue a statement designating the date by which such proposals must be received.  To avoid controversy as to the date on which we receive a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

To be in proper form, Stockholders’ proposals must include a brief description of the proposal desired to be brought before the meeting and the reasons for bringing such proposal at the meeting, as well as the following information about the proposing stockholder: (a) the proposing stockholder’s name and record address, (b) the class or series and number of shares of our capital stock owned beneficially or of record by the proposing stockholder, (c) a description of all arrangements, material relationships, or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal by such proposing stockholder and any material interest of such proposing stockholder in such business, (d) a representation that such proposing stockholder intends to appear in person or by proxy at the meeting to offer the proposal, and include the information set forth in items (e) through (k) of the information required with respect to Stockholder nominations of candidates for election to the Board described above under the heading “Stockholder Nominations for Candidates for Director for Next Year's Annual Meeting,” above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” our proxy materials.  A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.”  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, you may (1) if your shares are held in street name, notify your broker, or (2) if your shares are carried on the books of our transfer agent, direct a written request to: Investor Relations, Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622 or contact our Corporate Secretary at (215) 488-9300.  If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, you should contact your broker.  In addition, for shares carried on the books of our transfer agent, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the 2011 Annual Report to Stockholders and Proxy Statement to stockholders at a shared address to which a single copy of the documents was delivered.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us.  Proxies will be solicited principally through the mail.  We have engaged Morrow & Co., LLC to assist in the solicitation of proxies for the annual meeting and expect to pay Morrow & Co., LLC a fee of approximately $8,000, plus reimbursement of out-of-pocket expenses.  The address of Morrow & Co., LLC is 470 West Avenue, Stamford, CT 06902.  Further solicitation of proxies from some stockholders may be made by our directors, officers and regular employees personally, by telephone, telegraph or special letter.  In addition, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers whose shares of Common Stock are registered in nominee name.  We will reimburse such persons for their reasonable out-of-pocket costs.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, is available to stockholders without charge at http://www.sec.gov or at http://www.discoverylabs.com, or upon written request addressed to Discovery Laboratories, Inc., Attn.: Investor Relations, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.

Forward-Looking Statements

To the extent that statements in this Proxy Statement are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of our product development or otherwise as to future events, such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this Proxy Statement are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Such risks and others are further described in our filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.  Any forward-looking statement in this Proxy Statement speak only as of the date on which it is made. We assume no obligation to update or revise any forward-looking statements.

*           *           *

The prompt voting of your shares will ensure a quorum and save us the expense of further solicitation.  Your cooperation in giving this matter your immediate attention is greatly appreciated.

By Order of the Board of Directors,

/s/ Mary B. Templeton
Mary B. Templeton, Esq.
Senior Vice President, General Counsel &
Corporate Secretary

Warrington, Pennsylvania
July 23, 2012

VOTE BY INTERNET OR TELEPHONE
Q U I C K ★★★ E A S Y ★★★ I M M E D I AT E

As a stockholder of Discovery Laboratories, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on September 12, 2012.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	X

Proposal 1 To elect Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal
	FOR all Nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below	Proposal 2	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012
	☐	☐		☐ FOR ☐ AGAINST ☐ ABSTAIN
NOMINEES:
(01) W. Thomas Amick	(04) Bruce A. Peacock		Proposal 3	To amend the Discovery Laboratories, Inc. 2011 Long-Term Incentive Plan to increase the number of the Company’s Common Stock available for issuance under the plan to 6.2 million
(02) Antonio Esteve, Ph.D.	(05) Marvin E. Rosenthale, Ph.D.
(03) Max E. Link, Ph.D.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.)				☐ FOR ☐ AGAINST ☐ ABSTAIN

PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Discovery Laboratories, Inc.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2012.
PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ON THE BOOKS OF THE COMPANY. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN MUST GIVE FULL TITLE AS SUCH. IF A CORPORATION OR PARTNERSHIP, THE SIGNATURE SHOULD BE THAT OF AN AUTHORIZED PERSON WHO SHOULD STATE HIS OR HER TITLE.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held September 13, 2012.

The Proxy Statement and our 2011 Annual Report to Stockholders are
available at: http://www.ezodproxy.com/discoverylabs/2012

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Discovery Laboratories, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints W. Thomas Amick, with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $.001 per share, of Discovery Laboratories, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on September 13, 2012, at 5:00 p.m. Eastern Daylight Time at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, NJ 08530, and at all adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 23, 2012, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. Each of Items 1, 2 and 3 is proposed by the Company.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE  UNDERSIGNED  STOCKHOLDER(S).  IF  NO  DIRECTION  IS  GIVEN,  THIS  PROXY  WILL  BE  VOTED “FOR” THE ELECTION OF THE NOMINEES SET FORTH ON THE REVERSE SIDE AS DIRECTORS, “FOR” THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND “FOR” THE AMENDMENT OF THE DISCOVERY LABORATORIES, INC. 2011 LONG-TERM INCENTIVE PLAN.

(Continued, and to be marked, dated and signed, on the other side)